As filed with the Securities and Exchange Commission on June 18, 1998

                                                    Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              AMERICA ONLINE, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                          54-1322110
 (State or other jurisdiction of                 (I.R.S. Employer Identification
 incorporation or organization No.)

       22000 AOL Way, Dulles, Virginia 20166-9323           (703) 448-8700
      (Address, including zip code, and telephone, including area code, of registrant's principal executive offices)

                                 Stephen M. Case
                             Chief Executive Officer
                              America Online, Inc.
                                  22000 AOL Way
                           Dulles, Virginia 20166-9323
                                 (703) 448-8700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                            Sheila A. Clark, Esquire
                               Vice President and
                             Deputy General Counsel
                              America Online, Inc.
                                  22000 AOL Way
                           Dulles, Virginia 20166-9323
                                 (703) 448-8700

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                 CALCULATION OF REGISTRATION FEE

           Title of each class of               Amount to be       Proposed maximum       Proposed maximum           Amount of
        securities to be registered              registered         offering price       aggregate offering      registration fee
                                                                       per unit               price(1)

Debt Securities (2), Preferred Stock and             (4)                  (4)              $1,000,000,000          $295,000 (5)
Common Stock, par value $.01 per share (3)


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(i) of the Securities Act of 1933. The aggregate initial publi offering price of the securities registered hereby will not exceed $1,00,000,000 in U.S. dollars or the U.S. dollar equivalent in foreign currency or currency units.
(2) May be issued at an original issue discount.
(3) Includes associated Preferred Share Purchase Rights, which initially are attached to and trade with the shares of Common Stock being registered hereby. Value attributable to such Preferred Share Purchase Rights, if any, is reflected in the market price of Common Stock.
(4) The amount to be registered and the proposed maximum offering price per unit have been omitted pursuant to Rule 457(o) under the Securities Act of 1933.
(5) The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act of 1933.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement related to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS (Subject to Completion)

                                 $1,000,000,000
                              AMERICA ONLINE, INC.

                                 Debt Securities
                                 Preferred Stock
                                  Common Stock

         America Online, Inc., a Delaware corporation (the "Company," "AOL" or "America Online") may offer from time to time (i) unsecured debt securities in one or more series ("Debt Securities"), (ii) shares of preferred stock, par value $.01 per share ("Preferred Stock"), in one or more series, or (iii) shares of common stock, par value $.01 per share ("Common Stock") (the Debt Securities, Preferred Stock and Common Stock are collectively referred to as "Securities"), or any combination of the foregoing, at an aggregate initial public offering price not to exceed $1,000,000,000 (or the equivalent thereof if Debt Securities are denominated in one or more foreign currencies or foreign currency units), on prices and on terms to be determined at or prior to the time of sale.

         Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (a "Prospectus Supplement"), together with the terms of the offering of the
Securities, the initial public offering price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will set forth, among other matters, the following with respect to the particular Securities: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, premium, authorized denominations, maturity, rate or method of calculation of interest, if any, and dates for payment thereof, any redemption, prepayment or sinking fund provisions, and the currency, currencies or currency units in which principal, premium, if any, or interest, if any, is payable, (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange rights, and (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof.

         The Company may sell Securities directly to purchasers or through agents designated from time to time by the Company or to or through underwriters. If any agents of the Company or any underwriters are involved in the sale of Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commission or discount will be set forth in the applicable Prospectus Supplement. The net proceeds to the Company from the sale of Securities will be the initial public offering price of such Securities less such discount, in the case of an offering through an underwriter, or the purchase price of such Securities less such commission, in the case of an offering through an agent, and less, in each case, other expenses of the Company associated with the issuance and distribution of such Securities.


          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                     The date of this Prospectus is          , 1998.

         No person is authorized in connection with any offering made hereby to give any information or to make any representations other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                              AVAILABLE INFORMATION

         The Company is subject to certain informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (including America Online) that file electronically with the Commission. The address of this site is http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "AOL" and reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the NYSE at 20 Broad Street, New York, NY 10005.

         The Company has filed with the Commission in Washington, DC a registration statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the securities offered or to be offered hereby. This Prospectus does not contain all of the information included in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

                  (a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (File Number 0-19836).

                  (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997, December 31, 1997 (as amended) and March 31, 1998 (File Number 0-19836).

                  (c) The Company's Current Reports on Forms 8-K for events dated September 7, 1997, November 12, 1997, November 17, 1997, January 31, 1998 (as amended on April 17, 1998), February 13, 1998 and June 5, 1998 (File No. 0-19836).

                  (d) The description of the Company's capital stock, including preferred share purchase rights, which is contained in registration statements on Form 8-A under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

         The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all documents incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Sheila A. Clark, Vice President and Deputy General Counsel, America Online, Inc., 22000 AOL Way, Dulles, Virginia 20166-9323, telephone number (703) 448-8700.

CERTAIN PERSONS PARTICIPATING IN AN OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, AND BIDDING FOR AND PURCHASING SHARES OF THE COMMON STOCK IN THE OPEN MARKET DURING AND AFTER AN OFFERING.

                                   THE COMPANY

     The following summary of the business of the Company is qualified in its entirety by and should be read together with the more detailed information and financial statements included or incorporated by reference in this Prospectus.

         America Online, including its subsidiaries, is a global leader in interactive services, with over $1.6 billion in revenues during fiscal 1997. The Company's AOL Internet online service has approximately 12 million members worldwide as of April 1998, a 100% increase from two years earlier. The Company has acquired the worldwide online services businesses of CompuServe Corporation, which has more than 2 million members worldwide as of April 1998. The Company generates revenues principally through subscription fees, as well as increasingly from advertising, commerce and other revenues. The Company offers its AOL Internet online services in the U.S. and Canada and, through joint ventures, in Austria, France, Germany, Japan, Sweden, Switzerland and the United Kingdom, and offers access to its AOL service in over 100 countries.

         The Company's mission is to become the recognized leader in the global interactive medium that is changing the way people communicate, stay informed, are entertained, learn, shop and do business. To accomplish this mission, the Company's strategy is to continue to improve and expand its service by building unique and engaging programming and other content and services for delivery into every home through every distribution means available. The Company seeks to establish and build its brand names, among others, America Online, AOL, AOL Studios, CompuServe, AOL.COM and AOL Instant Messenger. By offering a broad range of high quality Internet online branded content, products and services, the Company seeks to build its subscriber base as a platform for increasing subscription revenues and revenues from advertising and electronic commerce.

         The Company has reorganized its operations into three interactive service and content brand groups, AOL Interactive Services, CompuServe Interactive Services and AOL Studios. Through its AOL Interactive Services group, which oversees the Company's AOL Internet online service as well as the AOL.COM website and AOL Instant Messenger, the Company offers its members a broad range of original programming, features and tools. The AOL service includes five screennames for each account, member service and support 24 hours a day, 7 days a week and personal tools designed to encourage members to share information and ideas and to customize the AOL service to best suit their individual and business needs. Offerings include electronic mail, Buddy Lists, Instant Messages, interactive news and magazines, entertainment, weather, sports, games, stock quotes, financial services transactions, online shopping, Internet access with search capabilities, software files, computing support, online classes and auditorium events, online meeting rooms and conversations
(chat), and parental, mail and marketing controls.

         On January 31, 1998, the Company completed the acquisition of the worldwide online services businesses of CompuServe Corporation, and entered into a joint venture agreement to operate the CompuServe European online business in partnership with Bertelsmann AG. The Company operates the CompuServe online services businesses for the United States and the rest of the world (other than Europe) through a wholly-owned subsidiary, CompuServe Interactive Services, Inc., a Delaware corporation, which comprises the Company's CompuServe Interactive Services group. The AOL Bertelsmann joint venture is operated through CompuServe Interactive Services Ltd., an Irish company, owned 50% each by the Company and Bertelsmann.

         Through its AOL Studios unit, the Company creates and builds original content for current AOL online services (AOL Interactive Services and CompuServe Interactive Services), future AOL services and AOL web based service offerings (AOL.COM), focusing on branded properties in categories such as local content, multiplayer games, entertainment, romance, sports and women's issues. AOL Studios manages AOL's interest in Digital City, Inc. ("DCI"), which is owned approximately 80% by the Company and 20% by the Tribune Company. DCI provides local, community-based interactive content and services.

         America Online was incorporated in Delaware on May 24, 1985. The Company's principal executive offices are located at 22000 AOL Way, Dulles, Virginia 20166-9323. Its telephone number at that address is (703) 448-8700.

Recent Developments

New Shareholder Rights Plan

         The Company adopted a new shareholder rights plan on May 12, 1998 (the "New Plan") that has been implemented by declaring a dividend, distributable to shareholders of record on June 1, 1998, of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. All rights granted under the Company's former shareholder rights plan were redeemed in conjunction with the implementation of the New Plan. The Rights have the anti-takeover effect of causing substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors. The Rights will expire on May 12, 2008 unless redeemed by the Company prior to that date. See "Risk Factors--Anti-Takeover Defense Provisions" and "Description of Capital Stock--New Shareholder Rights Plan."

Investment in the FamilyEducation Company

         In April 1998, the Company and the FamilyEducation Company announced that they entered into a strategic relationship to build online school communities. The Company will invest in the FamilyEducation Company, and the FamilyEducation Network (FEN) will become an anchor tenant within the Company's Research & Learn and Families channels under a four-year exclusive carriage agreement. The Company will promote FEN online and conduct a local parental awareness campaign designed to involve Company members nationwide. See "Risk Factors--Relationships with Providers."

NetChannel Acquisition

     In May 1998, the Company announced that it will acquire NetChannel, Inc., a Web-enhanced television company. The acquisition, which was consummated on June 16, 1998 will allow the Company to use NetChannel's programming development experience and technology in connection with the development of an AOL-branded service to offer interactive content developed for the television medium. The
total  purchase  price  was approximately   $29  million,   comprised  of
approximately $17 million in cash and $12 million of net assumed liabilities.

         NetChannel, Inc. is a Web-based personalized television company that was founded in 1996. The NetChannel service, launched in September 1997, was discontinued on May 3, 1998. It had approximately 10,000 subscribers. Its hardware partner was Thomson Consumer Electronics, which supported the NetChannel service on its RCA Network Computers. See "Risk Factors--Acquisitions."

Mirabilis Acquisition

         The Company acquired Mirabilis Ltd, an Israel-based company, on June 5, 1998 pursuant to an Agreement of Purchase and Sale under which AOL acquired the assets of Mirabilis, including its ICQ instant communications and chat technology, for $287 million in cash and contingent payments starting in AOL's fiscal year 2001 of up to $120 million over three years based on certain specified growth performance standards. A substantial portion of the $287 million purchase payment is expected to be accounted for as in-process R&D in the Company's fourth quarter ending June 30, 1998. The business will continue to be based largely in Tel Aviv and operated as a free Web-based service with its own brand identity. Launched in November 1996, ICQ's instant communications and chat technology informs users when family, friends and business colleagues are online and enables them to exchange messages in real-time. As of June 1998, more than 12 million users have registered to use the technology. See "Risk Factors--Acquisitions."

                         PRO FORMA FINANCIAL INFORMATION

          The following represents an update to the unaudited pro forma information previously disclosed in the Company's Current Report on Form 8-K dated January 31, 1998, as amended by the Form 8-K/A filed on April 17, 1998 (the "Form 8-K/A"), in connection with the transactions related to the Company's previously-reported acquisition of the worldwide interactive services division of CompuServe Corporation (the "COLS Business") and disposition of the Company's network services subsidiary, ANS Communications, Inc. ("ANS"), pursuant to a Purchase and Sale Agreement dated as of September 7, 1997 by and among the Company, ANS and WorldCom, Inc. (such transactions, the "Purchase and Sale"). The information includes the unaudited combined statement of operations data for the nine month period ended March 31, 1998, reflecting the pro forma adjustments for the transactions described in the aforementioned Form 8-K/A.

    The pro forma combined statement of operations is presented for illustrative purposes only and does not purport to be indicative of the operating results that would have actually occurred if the transactions reflected therin had been in effect on the dates indicated, nor is it indicative of the future operating results of the Company. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form S-3. The pro forma information should be read in conjunction with the Company's June 30, 1997 financial statements and notes thereto contained in its Form 10-K dated September 29, 1997 and the description of the Purchase and Sale contained in the Form 8-K/A.


                              America Online, Inc.
                   Pro Forma Combined Statement of Operations
                   For the nine month period ended March 31, 1998
                     (In thousands, except per share data)
                                   (Unaudited)


                                                         Historical                         Pro Forma
                                               ----------------------------   ------------------------------------------

                                                                                       Less
                                                                              -----------------------
                                                                                             COLS
                                                                  COLS                    European
                                                  AOL           Business 1      ANS 2      Business 3     Subtotal
                                               -------------------------------------------------------------------------

Revenues                                      $ 1,807,274          276,378   $ 28,356       $ 93,393    $ 1,961,903

Costs and expenses:
      Cost of revenues                          1,170,742          220,754      5,928         74,326      1,311,242
      Marketing                                   278,810           60,443     17,437         15,355        306,461
      Product development                          66,751            7,734          -              -         74,485
      General and administrative                  164,509           35,224      4,854         14,251        180,628
      Amortization of goodwill                      8,064              629      2,569              -          6,124
      Restructuring charge                         33,796                -          -              -         33,796
      Acquired research & development               9,700                -          -              -          9,700
      Settlement charge                            (1,009)               -          -              -         (1,009)
                                               -------------------------------------------------------------------------
         Total costs and expenses               1,731,363          324,784     30,788        103,932      1,921,427
                                               -------------------------------------------------------------------------

Income (loss) from operations                      75,911          (48,406)    (2,432)       (10,539)        40,476

Other income, net                                   8,832                -        507              -          8,325
                                               -------------------------------------------------------------------------

Income (loss) before provision
   for income taxes                                84,743          (48,406)    (1,925)       (10,539)        48,801

Provision for income taxes                              -                -        228              -           (228)
                                               -------------------------------------------------------------------------

Net income (loss)                                $ 84,743        $ (48,406)   $ (1,697)    $ (10,539)      $ 48,573
                                               =========================================================================

Net income per common share - diluted            $   0.35

Net income per common share - basic              $   0.41

Weighted average shares outstanding - diluted (5) 243,109

Weighted average shares outstanding - basic (5)   208,793
See accompanying notes

                                                            Pro Forma
                                               -------------------------------

                                                  Other               Pro Forma
                                                 Adjustments 4        Combined
                                               -------------------------------

Revenues                                          $ (20,189) A       $ 1,941,714

Costs and expenses:
      Cost of revenues                             (112,345) A,C,D     1,198,897
      Marketing                                      (3,512) A           302,949
      Product development                              (175) A            74,310
      General and administrative                     (4,002) A           176,626
      Amortization of goodwill                       10,242  B            16,366
      Restructuring charge                                -               33,796
      Acquired research & development                     -                9,700
      Settlement charge                                   -              (1,009)
                                               ---------------------------------
         Total costs and expenses                  (109,792)           1,811,635
                                               ---------------------------------

Income (loss) from operations                        89,603              130,079

Other income, net                                         -                8,325
                                               ---------------------------------

Income (loss) before provision
   for income taxes                                  89,603              138,404

Provision for income taxes                              228  E                 -
                                               ---------------------------------

Net income (loss)                                  $ 89,831         $    138,404
                                               =================================

Net income per common share - diluted                               $       0.56

Net income per common share - basic                                 $       0.65

Weighted average shares outstanding - diluted (5)                        243,109

Weighted average shares outstanding - basic (5)                          208,793

See accompanying notes


Notes to Unaudited Pro Forma Combined Financial Statements

1. Reflects the results of operations of the COLS Business acquired by AOL. The statements of operations of the COLS Business includes the results of operations of CompuServe Corporation's worldwide interactive services division including the results of operations of its wholly-owned subsidiary Spry, Inc. (Spry).

     Depreciation and amortization on the COLS Business statement of operations has been included in general and administrative expense for purposes of these pro formas.

2.   Reflects the results of operations of the ANS business sold to WorldCom.

     The pro forma statement of operations reflect the elimination of all operating costs associated with the ANS business sold except for an estimate of the costs associated with operating the network which provides access to the Company's interactive service and which the Company expects to be an ongoing cost of its business.

     In generating third party revenues ANS primarily used the same personnel and network infrastructure that it used to provide access to AOL's internet/online service. Management has made its best estimate of the incremental variable costs it believes ANS incurred to generate third party revenues. General and administrative expenses incurred at ANS, including compensatory stock option charges related to the sale of ANS of approximately $8.9 million, have been allocated to AOL based on the ratio that ANS revenues generated from AOL bear to total ANS revenues on a standalone basis.

3. Reflects the results of operations of the European component of the COLS Business (the "COLS European Business"), a 50% interest in which was sold to Bertelsmann, AG, AOL's European partner, concurrent with the Purchase and Sale.

     The statement of operations has been prepared as if the COLS European Business had operated as an independent standalone entity for the period presented. The financial statement includes allocations of corporate administrative and network service costs. Management believes that these allocations are reasonable. This financial statement is not necessarily indicative of the financial position and results of operations that would have occurred had the COLS European Business been an independent standalone entity.

4. For purposes of these pro formas, the COLS Business has been valued at approximately $280 million. The $280 million valuation is allocated $130 million to the domestic and rest-of-world online business, including the assets of Spry, and $150 million to the COLS European Business, 50% of which was sold by AOL to Bertelsmann concurrent with the Purchase and Sale.

         A. Management intends to dispose of the net assets of Spry within one year of the date of acquisition. Accordingly, the results of operations of Spry have been eliminated from the pro forma statements of operations. A portion of the $130 million purchase price has been allocated to Spry's net assets based upon the estimated net realizable value, including the expected operating results of Spry for the period prior to disposition

         B. Reflects the excess of the fair market value of the domestic and rest-of-world interactive service business (other than the COLS European Business) over the net book value of its historical assets and liabilities, after the recording of valuation adjustments. This excess represents intangible assets and goodwill of $80,904. The goodwill and intangible assets will be amortized on a straight line basis over five years.

         C. Reflects the excess of the fair market value of assets received over the net book value of the ANS business sold. This deferred network service credit will be amortized on a straight-line basis over the term of the Services Agreement as a reduction to network service expense, which is included in cost of revenues.

         D. Reflects the impact of the pricing contained in a Master Agreement for Data Communications (the "Services Agreement") entered into in connection with the Purchase and Sale, as well as the impact of the amortization of the deferred network services credit. See Note 4C. The Company has retroactively applied the pricing it obtained in the Services Agreement by removing ANS's estimated historical cost of operating its portion of AOL's dial up network and applying the pricing from the Services Agreement as if the transaction was consummated at the beginning of each period presented as required by Rule 11-02(b)(6) of Regulation S-X. The Company does not believe that the benefit reflected in the cost of revenues is indicative of the impact the Services Agreement will have on the future operations of the Company because the Services Agreement is conditioned upon volume commitments substantially greater than the Company's volume requirements in the pro forma periods presented.

         E. Reflects the adjustment of the pro forma combined tax provision to conform the effective tax rate of the pro forma combined results of operations to equal the effective tax rate of AOL on a standalone basis.

5. On March 16, 1998 the Company effected a two-for-one stock split of the outstanding shares of common stock that was effected by dividending one additional share for each share owned as of the record date, February 23, 1998. Accordingly, all data shown in the accompanying unaudited pro forma combined financial statements has been adjusted to effect the stock split.

                                  RISK FACTORS

         An investment in the Securities being offered by this Prospectus involves a high degree of risk. In addition to the other information contained in this Prospectus or incorporated herein by reference, prospective investors should carefully consider the following risk factors before purchasing the Securities offered hereby. This Prospectus contains and incorporates by reference forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the discussion set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (the "Form 10-K") and in the Company's quarterly reports on Form 10-Q for the quarters ended September 30, 1997, December 31, 1997 and March 31, 1998 and in "Business" in the Company's Form 10-K, incorporated by reference into this Prospectus. Such statements are based on current expectations that involve a number of uncertainties including those set forth in the risk factors below. Actual results could differ materially from those projected in the forward-looking statements.

Competition

         The Company competes in a rapidly-changing marketplace with a wide range of other companies in the communications, advertising, entertainment and information, media, direct mail and commerce fields. Current competitors of the Company for usage, subscribers, advertising and electronic commerce include online services (for example, the Microsoft Network and Prodigy Services Company), various national and local Internet service providers using industry-standard browser and navigational software, long distance and regional telephone companies who may offer competing services directly to their customers as part of their telephone service (among others, AT&T Corp., MCI Communications Corporation and various regional Bell operating companies), cable companies, and suppliers of operating systems or personal computer manufacturers who may incorporate functional equivalents to the Company's services in their products. The Company also competes for usage and advertising and electronic commerce revenues with major Web sites operated by search services and other companies such as Yahoo! Inc., Netscape Communications Corporation, Infoseek Corporation, CNET, Inc., Lycos, Inc. and Excite, Inc. Recently announced strategic alliances among certain of the Company's competitors (for example, Yahoo! with MCI, Excite with each of AT&T and Netscape, and Lycos with AT&T) could strengthen the Company's competition. On a broader scale, the Company competes with global media companies such as newspapers, radio and television stations and content providers, such as CBS Corporation, The Walt Disney Company and Time Warner Inc., and with direct marketing and telemarketing companies.

         The development of midband and broadband distribution technologies, including cable Internet access services offered by @Home Network, Road Runner Group (owned by Time Warner Inc.) and MediaOne, Inc. (a subsidiary of US WEST Media Group), advanced telephone-based access services offered through digital subscriber line (DSL) technologies offered by local telecommunications companies and other advanced digital services offered by broadcast and satellite companies, is intensifying the competition to which the Company is subject. Emerging convergent technologies offering combinations of television and interactive computer services, such as those offered by WebTV, offer yet an additional competitive alternative to the offerings of the Company. The Company has recently announced that it has agreed to acquire NetChannel, Inc., but there can be no assurance that the acquisition will be consummated or that its technology will become commercially successful.. See "Summary--Recent Developments" and "Risk Factors--Changing Technologies."

         Some of the present competitors and potential future competitors of the Company may have greater financial, technical, marketing and/or personnel resources than the Company. The competitive environment could (i) require price reductions and increased spending on marketing, network capacity, content procurement and product development, (ii) limit the Company's opportunities to enter into and/or renew agreements with content providers and distribution partners, (iii) limit its ability to develop new products and services, (iv) limit its ability to continue to grow its subscriber base, (v) result in increased attrition in the Company's subscriber base and (vi) negatively impact the Company's ability to meet its business objective of changing its business model into one in which increasingly more revenues and profits are generated from sources other than online service subscription revenues, such as advertising and electronic commerce. Any of the foregoing events could have an impact on revenues or result in an increase in costs as a percentage of revenues, which could have a material adverse effect on the Company's business, financial condition and operating results.

Network Capacity and Operations

         Among other pricing plans, the Company has adopted a flat-rate pricing plan which provides access to AOL for a flat monthly fee with no additional hourly charges (the "Flat-Rate Plan"). Due to the rapid growth in subscriber usage resulting from flat-rate pricing, the Company and its data communications access providers have at times experienced difficulty in providing adequate server and network capacity, respectively. As a result, members at times have encountered difficulty in accessing and using the AOL service. In response to such difficulties, the Company has increased its investments in system capacity, including constructing a new data center and adding network modems, but there can be no assurance that access problems will not recur.

         America Online employs a diversified portfolio approach in designing, structuring and operating its network services. America Online manages AOLnet, a TCP/IP network of third-party network service providers, including Sprint Corporation, BBN Corporation, a part of GTE Internetworking, and WorldCom, Inc.'s wholly-owned subsidiaries ANS Communications, Inc. (acquired from the Company) and UUNET Technologies, Inc. The Company anticipates continuing to build AOLnet, in order to increase its network capacity, provide its members with higher speed access, and reduce data network costs on a per-hour basis. There can be no assurance that the AOLnet build-out or other efforts to expand server and network capacity will be successful, or if they are successful, that customer demand will develop for the capacity created, and the failure to do so could have a material adverse effect on the Company's business, financial condition and operating results. Also, a substantial majority of the Company's network services are provided on a fixed cost or minimum commitments basis. Accordingly, if the number of subscribers or usage significantly decreases, network costs will not correspondingly decrease; as a result, any such decrease in subscribers or usage could cause a material adverse effect on the Company's business, financial condition and operating results.

         In addition, supply shortages exist from time to time for local exchange carrier lines from local telephone companies that the Company requires to expand network capacity. The buildout of AOLnet requires a substantial investment in telecommunications equipment, which the Company is financing principally through leasing and asset-backed debt financing. Supply shortages or the failure to obtain the necessary financing for the buildout of AOLnet could have a material adverse effect on the Company's ability to expand network capacity.

         The CompuServe Interactive Service relies on data network services provided pursuant to a Network Services Agreement between AOL, CompuServe Incorporated, a wholly-owned subsidiary of WorldCom, and UUNet Technologies, Inc., with an initial term ending December 31, 2002, subject to possible extension by AOL under certain circumstances. AOL has committed to use exclusively the network services for the CompuServe service provided under such agreement through 1999 and for at least 66% of the usage under the CompuServe service for the remainder of the initial term of the agreement. The smooth operation of and access capacity on the CompuServe service are dependent on the network services provided under the agreement and are subject to disruptions resulting from service failures by the network services provider.

         The Company's operations are dependent on its ability to protect its computer equipment and the information stored in its data centers against damage by fire, power loss, telecommunications failures, service failures by third party network service providers, unauthorized intrusions and other events. Although the Company believes it has taken prudent measures to reduce the risk of interruption in its operations for such causes, there can be no assurance that these measures will be sufficient. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on its business, financial condition and operating results. Although the Company carries property and business interruption insurance to cover its operations, the coverage may not be adequate to compensate for losses that may occur. Software defects and server and network expansion could also cause service outages, and although the Company has made efforts to reduce outages, there can be no assurance that its efforts to reduce outages will be successful, and the failure to do so could have a material adverse effect on the Company's business, financial condition and operating results.

Increasing Usage and Costs; Effects of Price Increase on Costs, Margins and Revenues

         The Company's business model relies both on online service revenues from subscription fees and on revenues generated from non-subscription based sources such as advertising, electronic commerce and sales of merchandise. Since the adoption of the Flat-Rate Plan in December 1996, the Company has experienced greater increases than anticipated in the average total usage hours per member per month (from less than 17 hours per member per month in the third quarter of fiscal 1997 to over 23 hours per member per month in the third quarter of fiscal
1998). While the growth and management of AOLnet have provided overall lower per hour data communications costs, such lower costs have been and are expected to continue to be offset by the additional costs of network services resulting from increased total usage hours.

         In response to increasing usage and consequent data communications costs, the Company has, effective April 1, 1998, increased the monthly fee under the Flat-Rate Plan by $2.00 per month (the "Price Increase"), in an effort to increase subscription-based revenues in an amount sufficient to offset the additional costs associated with additional usage and to fund continuing additional investments needed to maintain and enhance the member experience. Any resulting increase in subscription-based revenues may not be sufficient to offset increasing usage and data communications costs or to fund the investments necessary to maintain and enhance the member experience.

         The Price Increase may result in new competitive pricing actions or offerings or cause existing competitive offerings to the AOL service to become more attractive to AOL members. The Price Increase may have a material adverse effect on the Company's performance by reducing demand for the AOL service among existing or prospective subscribers, slowing or reversing subscriber growth or reducing subscriber retention rates. If subscriber growth slows or reverses or retention rates decrease, growth in the advertising, commerce and other revenues may slow and may require that the Company increase its marketing expenses beyond what may otherwise be anticipated. The Company believes that reduced growth in advertising, commerce and other revenues or that increases in marketing expenses would cause a reduction in gross and operating margins. Therefore, there can be no assurance that the Price Increase will increase subscription-based revenues or that the Price Increase will not lead to a significant decrease in non-subscription based revenues. The described effects of the Price Increase on costs, margins, revenues and competitive conditions could have a material adverse effect on the Company's business, financial condition and operating results.

Changing Business Conditions

         The changing business model and resulting expansion of its business and changes in its operations have placed significant demands on the Company's administrative, operational and financial resources. The Company's future performance will depend in part on its ability to manage its growth and to adapt its administrative, operational and financial control systems to the needs of an expanded and evolving entity. The failure of management to anticipate, respond to and manage changing business conditions could have a material adverse effect on the Company's business, financial condition and results of operations.

Seasonality

         The growth in subscriber acquisitions and usage appears to be highest in the second and third fiscal quarters, when sales of new computers and computer software are highest due to the holiday season, and following the holiday season, when new computer and software owners are discovering Internet online services while spending more time indoors due to winter weather. However, because of the Company's limited history with the Flat-Rate Plan (which was adopted effective as of December 1, 1996), the Company does not know whether such increases in subscriber acquisitions and usage are primarily attributable to seasonal factors or to increased demand for Internet online services as a result of the growing market demand and utility for such services.

         Beginning with the second quarter of fiscal 1998, the Company believes it has begun to see the effects of seasonality in securing advertising commitments. The Company expects that advertising commitments will be highest in the second fiscal quarter each year due to calendar-year budgeting cycles of many advertisers. However, because of the Company's recent focus on developing advertising revenues, the Company does not know whether increases in securing advertising commitments are due to seasonal factors or to increased interest by advertisers in the Company's medium and distribution channels or other factors.

Relationships with Providers

         As the marketplace in which the Company operates changes and as competition intensifies in the online services markets, it may become more difficult or expensive to secure and maintain relationships with electronic commerce, advertising, marketing, technology and content providers. Although the Company does not believe that any single relationship is material to its business, financial condition, or results of operations, there can be no assurance that the failure to establish new relationships or that the loss of a number of relationships or significantly increased costs or decreased revenues, as the case may be, to maintain relationships would not have a material adverse effect on the Company's business, financial condition and operating results. In addition, the Company faces risks associated with accepting warrants in lieu of cash in certain electronic commerce agreements, as the value of such warrants is dependent upon the common stock price of the issuer at the time the warrants are earned.

Acquisitions

         Since the beginning of January 1996, the Company has acquired or merged with, among others, the Johnson-Grace Company, the ImagiNation Network, Inc. (doing business as WorldPlay Entertainment), LightSpeed Media, Inc., Extreme Fans, Inc., Personal Library Software, Total New York, Inc. (which was acquired by Digital City, Inc., an approximately 80%-owned subsidiary of the Company) and, on January 31, 1998, the worldwide online services businesses of CompuServe Corporation ("CompuServe Interactive"). The Company announced in May, 1998 that it had agreed to acquire NetChannel, Inc., a Web-enhanced television company and announced on June 8, 1998 that it had acquired the assets of Mirabilis, including its ICQ instant communications and chat technology. There can be no assurance that CompuServe Interactive, NetChannel and Mirabilis can be successfully managed and operated by the Company. See "Summary--Recent Developments." Acquisitions by the Company involve risks, including successful integration and management of acquired technology, operations and personnel. The integration of acquired businesses may also lead to the loss of key employees of the acquired companies and diversion of the attention of existing management from other ongoing business concerns. In addition, acquisitions may result in significant charges for in-process research and development or other matters. Any of these factors could have a material adverse effect on the Company's business, financial condition and operating results.

New Businesses, Operations and International Ventures

         The Company pursues new products and services to leverage its technological and other competencies. There can be no assurance that the Company will be able to successfully develop, or achieve commercial acceptance for, these new products and services. Demand for and market acceptance of new products and services are subject to a high degree of uncertainty.

         Critical issues concerning commercial activities via the Internet, including security, reliability, cost, ease of use and access, remain unresolved and may adversely impact the growth and development of the Company's business.

         The Company offers its online services in the United States and Canada, and through joint ventures, in Austria, France, Germany, Japan, Sweden, Switzerland, and the United Kingdom. The Company has recently announced its intention to offer online services, through a joint venture, in Australia and, through a license and distribution arrangement, in Hong Kong in 1998. In addition, the Company's acquisition of CompuServe's business has significantly expanded its presence in Europe and Japan. There can be no assurance that the Company or its partners will be able to, or to continue to, successfully market, sell and deliver its services in these markets. In addition, there are certain significant risks inherent in doing business on an international level, such as laws governing content that differ greatly from those in the United States, unexpected changes in regulatory requirements, political risks, export restrictions, export controls relating to encryption technology, tariffs and other trade barriers, fluctuations in currency exchange rates, issues regarding intellectual property and potentially adverse tax consequences, any or all of which could impact the Company's international operations.
See "Risk Factors--Government Regulation; Legal Uncertainties."

Changing Technologies

         As the marketplace in which the Company operates continues to evolve, the Company will be required to offer its existing services through advanced distribution technologies such as cable, satellite, broadcast and enhanced telephone distribution, and to offer advanced services such as voice and full-motion video. Currently, Internet online services are accessed primarily through standard telephone systems by personal computers via modems. As online and interactive digital services, including Internet access, entertainment and information services become accessible by cable, satellite, television or other consumer electronic devices, and become commercially deliverable over other wired conduits such as digital subscriber lines, coaxial and fiber optic cable, the Company may have to develop new technology or modify its existing technology to keep pace with these developments. Competitors of the Company have better access to those technologies and could gain advantage by implementing new access technologies more quickly and at lower cost than the Company. Pursuit of these technological advances will require substantial expenditures, and there can be no assurance that the Company will succeed in adapting its online service business to alternate access devices and conduits as rapidly or successfully as its competitors. See "Risk Factors--Competition."

Government Regulation; Legal Uncertainties

         In the United States and most countries in which the Company conducts its major operations, the Company is not currently subject to direct regulation other than pursuant to laws applicable to businesses generally. Adverse changes in the legal or regulatory environment relating to the interactive online services and Internet industry in the United States, Europe, Japan or elsewhere could have a material adverse effect on the Company's business, financial condition and operating results. A number of legislative and regulatory proposals from various international bodies and foreign and domestic governments in the areas of telecommunication regulation, access charges, encryption standards, content regulation, consumer protection, intellectual property, privacy, electronic commerce, and taxation, among others, are now under consideration. The Company is unable at this time to predict which, if any, of such proposals may be adopted and, if adopted, whether such proposals would have an adverse effect on the Company's business, financial condition and operating results. See also "Risk Factors--New Businesses, Operations and International Ventures."

         Moreover, the manner in which existing domestic and foreign laws (including Directive 95/46/EC of the European Parliament and of the European Council on the protection of individuals with regard to the processing of personal data and on the free movement of such data, to become effective in the individual member states by October 24, 1998) will or may be applied to online service and Internet access providers is uncertain, as is the effect on the Company's business given different possible applications. Similarly, the Company is unable to predict the effect on the Company from the potential future application of various domestic and foreign laws governing content, export restrictions, privacy, consumer protection, export controls on encryption technology, tariffs and other trade barriers, intellectual property and taxes.

Reliance on Key Personnel

         The Company's success depends in part upon the performance of its executive officers and other key employees. The loss of the services of one or more of its key personnel could have a material adverse effect on the Company's business, financial condition and operating results. The Company depends on its continued ability to attract and retain highly skilled and qualified personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel.

Volatility of Share Price

         The market price of the Company's Common Stock has a history of volatility. Factors such as quarterly variations in financial results and membership growth and usage, new pricing strategies, the announcement of technological innovations, mergers, acquisitions, strategic partnerships or new product offerings by the Company or its competitors, the entrance of new competitors into the online services market and changes in content providers may have a significant impact on the market price of the Common Stock. Moreover, the Common Stock could experience price volatility based on market conditions.

Litigation and Other Proceedings

     The Company is a party to various litigation matters, investigations and proceedings, including a lawsuit filed on behalf of shareholders against the Company and its chief executive officer and chief financial officer alleging violations of the federal securities laws. Such class action lawsuit was filed in federal court in Alexandria, Virginia against the Company, its officers, outside directors and its auditors in February 1997. In July 1997, the court dismissed the complaint, finding that the allegations of the complaint were not sufficiently specific. The plaintiffs filed an amended complaint in September 1997, this time naming the Company, its chief executive officer and its chief financial officer as defendants. Although the case is scheduled to be tried in 1998, the Company has entered into a preliminary agreement to settle the action, subject to negotiation of final documentation and approval by the court. As part of the settlement, the Company will make up to $35 million in payments, a substantial portion of which it expects to be covered by insurance. A shareholder derivative suit related to such class action lawsuit has also been filed in Delaware chancery court against certain current and former directors of the Company and remains pending. The Company has entered into aa preliminary agreement to settle the shareholder derivative suit, subject to negotiation of final documentation and approval by the Delaware chancery court, on terms that will not have a material adverse effect on the financial condition or results of operations of the Company.

         The Company, one of its subsidiaries and two officers are named in a lawsuit alleging, among other matters, that the Company breached an agreement and has monopolized and attempted to monopolize an alleged market for online games. The complaint seeks $100 million in damages and requests other relief. A trial date has been set for late June 1998.

         In late May 1998, the Company entered into an Assurance of Voluntary Compliance with representatives of the offices of 44 State Attorneys General regarding the Company's advertising, consumer and marketing practices. The settlement provides that the Company will provide additional disclosures in its advertising and marketing materials and individualized notice to members of material changes in the member agreement or increases in member fees. The Assurance also requires the Company to make a $2.6 million payment to the states to cover investigative costs and fund future Internet consumer protection and education efforts and contains other terms which will not have a material adverse effect on the financial condition or results of operations of the Company.

         The  costs  and  other   effects  of  pending  or  future   litigation,
governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters (including those matters described above), and developments or assertions by or against the Company relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on the Company's business, financial condition and operating results.

Year 2000 Potential Problems

         The Company utilizes a significant number of computer software programs and operating systems across its entire organization, including applications used in operating the AOL Service, the CompuServe Service, their proprietary software, member services, network access, content providers, joint ventures and various administrative and billing functions. To the extent the Company's and CompuServe's software applications contain source codes that are unable to appropriately interpret the upcoming calendar year 2000, some level of modification, or even possibly replacement of such applications, may be necessary. The Company has appointed a Year 2000 Task Force to perform an audit to assess the scope of the Company's risks and bring its applications into compliance. This Task Force is currently in the process of completing its identification of applications that are not Year 2000 compliant. In addition, the Company has begun to ask its vendors, joint venture partners and content partners about their progress in identifying and addressing problems that their computer systems may face in correctly processing date information related to the Year 2000.

         The Company is conducting its Year 2000 audit, and is unable to make a reasonable estimate of the costs associated with Year 2000 compliance. Accordingly, no assurance can be given that any or all of the Company's or third party systems are or will be Year 2000 compliant or that the costs required to address the Year 2000 issue or the impact of a failure to achieve substantial Year 2000 compliance will not have a material adverse effect on the Company's business, financial condition or results of operations.

Future Sales of Common Stock

         Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices of the Common Stock. Shareholders of approximately 5,419,834 shares of America Online Common Stock (outstanding or issuable upon exercise of certain rights), as well as approximately 6,705,790 shares, subject to adjustment, issuable upon conversion of the Company's 4% Convertible Subordinated Notes, have rights of registration of their shares for resale. In connection with a master data communications agreement, the Company has issued a warrant to purchase 7,200,000 restricted shares of the Company's common stock under the terms of which the Company would be required to register such shares on Form S-3 within 45 days of a full exercise. Additional shares are subject to registration statements on Form S-8 in connection with the Company's stock option plans. The sales of any of the foregoing shares could have a material adverse effect on the then-prevailing market price of Common Stock.

Anti-Takeover Defense Provisions

         The Company's Restated Certificate of Incorporation and Restated By-laws contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Certain of such provisions allow the Company to issue preferred stock with rights senior to those of its Common Stock and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. In addition, the Company has a new shareholder rights plan pursuant to which holders of Common Stock are entitled to one preferred share purchase right for each outstanding share of Common Stock they hold, exercisable under certain defined circumstances involving a potential change of control. The Rights have the anti-takeover effect of causing substantial dilution to a person or group that attempts to acquire the Company in terms not approved by the Company's Board of Directors. See "Description of Capital Stock--New Shareholder Rights Plan." The foregoing provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock.

                                 USE OF PROCEEDS

         Except as set forth in the Prospectus Supplement for a specific offering, the net proceeds from the sale of Securities will be applied by the Company for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratio of earnings to fixed charges for the nine months ended March 31, 1998 and for each of the last five fiscal years.

                              Nine Months Ended                     Fiscal year ended June 30,
                                 March 31,
                                   1998                  1997       1996      1995        1994       1993
Ratio of Earnings to
Fixed Charges.......              1.88x                   --        4.63x      --         4.98x      4.39x


         For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes plus interest expense on indebtedness, amortization of debt discount and premium and the portion of rent expense deemed representative of an interest factor. Fixed charges include interest on indebtedness (whether expensed or capitalized), amortization of debt discount and premium and the portion of rent expense deemed representative of an interest factor. For the years ended June 30, 1997 and 1995, the deficiency of earnings to fixed charges totaled $448.3 million and $16.0 million, respectively.

                         DESCRIPTION OF DEBT SECURITIES

         The following statements with respect to the Debt Securities are summaries of, and are subject to, the detailed provisions of an indenture (the "Indenture") to be entered into by the Company and one or more commercial banks, as trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Wherever defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference.

         The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities will be described in a Prospectus Supplement relating to such series.

General

         The Indenture does not limit the aggregate principal amount of Debt Securities that can be issued thereunder. The Debt Securities may be issued in one or more series as may be authorized from time to time by the Company. The Debt Securities will be senior unsecured obligations of the Company.

         The applicable Prospectus Supplement will describe the following terms of the series of Debt Securities with respect to which this Prospectus is being delivered:

         (a)  The title of the Debt Securities of the series;

         (b) Any limit on the aggregate principal amount of the Debt Securities of the series that may be authenticated and delivered under the Indenture;

         (c) The person to whom any interest on a Debt Security shall be payable, if other than the person in whose name that Debt Security is registered on the Regular Record Date;

         (d) The date or dates on which the principal and premium, if any, of the Debt Securities of the series are payable;

         (e) The rate or rates (which may be fixed or variable) at which the Debt Securities will bear interest, if any, or the method of determining the rate or rates, the date or dates from which such interest will accrue, the Interest Payment Dates on which any such interest will be payable or the method by which the dates will be determined, the Regular Record Date for any interest payable on any Interest Payment Date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

         (f) The place or places where the principal of and any premium and interest on the Debt Securities of the series will be payable if other than the Borough of Manhattan, The City of New York;

         (g) The period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities of the series may be redeemed, in whole or in part, at the option of the Company or otherwise;

         (h) The obligation of the Company, if any, to redeem, purchase or repay the Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of the holders and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such Debt Securities;

         (i) The terms, if any, upon which the Debt Securities of the series may be convertible into or exchanged for other Debt Securities of the Company and the terms and conditions upon which the conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

         (j) The denominations in which any Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

         (k) The currency, currencies or currency units in which payment of principal of and any premium and interest on Debt Securities of the series shall be payable if other than United States dollars;

         (l) Any index, formula or other method used to determine the amount of payments of principal of and any premium and interest on the Debt Securities;

         (m) If the principal amount payable at the stated maturity of Debt Securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date (or, in any such case, the manner in which the deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

         (n) If the principal of or any premium or interest on any Debt Securities is to be payable, at the election of the Company or the holders, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on such Debt Securities shall be payable, and the periods within which and the terms and conditions upon which such election is to be made;

         (o) If other than the principal amount thereof, the portion of the principal amount of the Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or provable in bankruptcy;

         (p) The applicability of, and any addition to or change in, the covenants and definitions then set forth in the Indenture or in the terms then set forth in the Indenture relating to permitted consolidations, mergers or sales of assets;

         (q) Any changes or additions to the provisions of the Indenture dealing with defeasance, including the addition of additional covenants that may be subject to the Company's covenant defeasance option;

         (r) Whether any of the Debt Securities are to be issuable in permanent global form and, if so, the Depositary or Depositaries for such Global Security and the terms and conditions, if any, upon which interests in such Debt
Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby in definitive registered form, and the form of any legend or legends to be borne by the Global Security in addition to or in lieu of the legend referred to in the Indenture;

         (s) The Trustee and any authenticating or paying agents, transfer agents or registrars;

         (t) The terms, if any, of any guarantee of the payment of principal, premium and interest with respect to Debt Securities of the series and any corresponding changes to the provisions of the Indenture as then in effect;

         (u) The terms, if any, of the transfer, mortgage, pledge or assignment as security for the Debt Securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the Indenture as then in effect;

         (v) Any addition to or change in the Events of Default with respect to the Debt Securities of the series and any change in the right of the Trustee or the holders to declare the principal, premium and interest with respect to the Debt Securities due and payable; and

         (w) Any other terms of the Debt Securities not inconsistent with the provisions of the Indenture.

         Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount from their principal amount. United States federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

         If any of the Debt Securities are sold for any foreign currency or currency unit or if principal of, premium, if any, or interest, if any, on any of the Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Debt Securities and such foreign currency or currency unit will be specified in the Prospectus Supplement relating thereto.

Exchange, Registration, Transfer and Payment

         Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest, if any, on the Debt Securities will be payable, and the exchange of and the transfer of Debt
Securities will be registrable, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York and at any other office or agency maintained for such purpose. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued in denominations of $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

         All moneys paid by the Company to a Paying Agent for the payment of principal, premium, if any, or interest, if any, on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company, and thereafter the holder of such Debt Security may look only to the Company for payment thereof.

         In the event of any  redemption,  the Company  shall not be required to
(a) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Debt Securities of that series to be redeemed and ending at the close of business on the day of such mailing or (b) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part.

Book-Entry System

         The provisions set forth below in this section headed "Book-Entry System" will apply to the Debt Securities of any series if the Prospectus Supplement relating to such series so indicates.

         Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities of such series will be represented by one or more global securities (collectively, a "Global Security") registered in the name of The
Depository Trust Company (the "Depositary") or a nominee of the Depositary identified in the Prospectus Supplement relating to such series. Except as set forth below, a Global Security may be transferred, in whole but not in part, only to the Depositary or another nominee of the Depositary.

         Upon the issuance of a Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with the Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of interests in such Global Security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security.

         So long as the Depositary, or its nominee, is the registered holder and owner of such Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the related Debt Securities for all purposes of such Debt Securities and for all purposes under the Indenture. Except as set forth below or as otherwise provided in the applicable Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered to be the owners or holders of any Debt Securities under the Indenture or such Global Security. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of Debt Securities under the Indenture of such Global Security. The Company understands that under existing industry practice, in the event the Company requests any action of holders of Debt Securities or if an owner of a beneficial interest in a Global Security desires to take any action that the Depositary, as the holder of such Global Security is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         The Depositary has advised the Company as follows: The Depositary is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The Depositary agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

         Payment of principal of and premium, if any, and interest, if any, on Debt Securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of such Global Security.

         The Company expects that the Depositary, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. The Company expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant. Neither the Company nor the Trustee nor any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in such Global Security owning through such participants.

         Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary.

         Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities represented by a Global Security will be exchangeable for Debt Securities in definitive form of like tenor as such Global Security in denominations of $1,000 and in any greater amount that is an integral multiple thereof if (a) the Depositary notifies the Company and the Trustee that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and a successor Depositary is not appointed by the Company within 90 days, (b) the Company in its sole discretion determines not to have all of the Debt Securities represented by a Global Security and notifies the Trustee thereof or (c) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the Debt Securities. Any Debt Security that is exchangeable pursuant to the preceding sentence is exchangeable for Debt Securities registered in such names as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such Global Security. Subject to the foregoing, a Global Security is not exchangeable except for a Global Security or Global Securities of the same aggregate denominations to be registered in the name of the Depositary or its nominee.

Covenants of the Company

         The covenants, if any, that will apply to a particular series of Debt Securities will be set forth in the Prospectus Supplement relating to such series of Debt Securities. Except as otherwise provided in the applicable Prospectus Supplement with respect to any series of Debt Securities, the Company is not restricted by the Indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indenture does not contain any provision that would require the Company to repurchase or redeem or otherwise modify the terms of any of its Debt Securities upon a change in control or other events involving the Company that may adversely affect the creditworthiness of the Debt Securities.

Defeasance and Covenant Defeasance

         The Indenture provides that, if such provision is made applicable to the Debt Securities of any series pursuant to the provisions of the Indenture, the Company may elect (a) to defease and be discharged from any and all obligations in respect of such Debt Securities except for certain obligations to register the transfer or exchange of such Debt Securities, to replace temporary, destroyed, stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold monies for payment in trust ("defeasance") or (b) (i) not to comply with certain restrictive covenants (including the covenants to be set forth in the Prospectus Supplement relating to such Debt Securities) and (ii) to deem the occurrence of any event referred to in clauses (d) and (e) under "Events of Default" below not to be or result in an Event of Default if, in each case with respect to the Outstanding Debt Securities of such series on or after the date certain conditions are satisfied ("covenant defeasance"), in either case upon the deposit with the Trustee (or other qualifying trustee), in trust, of money or U.S. Government Obligations, which through the payment of interest and principal with respect thereto in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the Debt Securities of such series on the respective stated maturities and any mandatory sinking fund payments or analogous payments on the days payable, in accordance with the terms of the Indenture and the Debt Securities of such series. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance or covenant defeasance and will be subject to federal income tax on the same amount, and in the same manner and at the same times as would have been the case if such deposit, defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws occurring after the date of the Indenture. The Prospectus Supplement relating to a series may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

Events of Default

         The following events are defined in the Indenture as "Events of Default" with respect to a series of Debt Securities (unless such event is specifically inapplicable to a particular series as described in the Prospectus Supplement relating thereto): (a) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (b) failure to pay principal of or any premium on any Debt Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) with respect to each series of Debt Securities, failure to perform any other covenant of the Company applicable to that series, continued for 90 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Debt Securities of that series specifying such failure, requiring it to be remedied and stating that such notice is a "Notice of Default"; (e) (i) failure of the Company to make any payment by the end of any applicable grace period after maturity of indebtedness, which term as used in the Indenture means obligations (other than Nonrecourse Obligations or the Debt Securities of such series) of the Company for borrowed money or evidenced by bonds, debentures, notes or similar instruments ("Indebtedness") in an amount in excess of $10,000,000 and continuance of such failure, or (ii) the acceleration of Indebtedness in an amount in excess of $10,000,000 because of a default with respect to such Indebtedness without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in the case of (i) or (ii) above, for a period of 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series specifying such failure or acceleration, requiring it to be remedied and stating that such notice is a "Notice of Default"; provided, however, that if any such failure or acceleration referred to in (i) or (ii) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed not to have occurred; (f) certain events of bankruptcy, insolvency or reorganization involving the Company; and (g) any other Event of Default provided with respect to Debt Securities of that series.

         Subject to the provisions of the Indenture relating to the duties of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

         The Indenture provides that the Company will deliver to the Trustee, within 120 days after the end of each fiscal year, a brief certificate from the principal executive, financial or accounting officer or treasurer of the Company as to his or her knowledge of the Company's compliance (without regard to any period of grace or requirement of notice) with all conditions and covenants of the Indenture.

         If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration.

         No holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in principal amount of the outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations generally do not apply, however, to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal or interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

Modification, Waiver and Meetings

         The Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities for one or more of the following purposes:

         (a) To evidence the succession of another person to the Company pursuant to the provisions of the Indenture relating to consolidations, mergers and sales of assets and the assumption by the successor of the covenants, agreements and obligations of the Company in the Indenture and in the Debt Securities;

         (b) To surrender any right or power conferred upon the Company by the Indenture, to add to the covenants of the Company such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of Debt Securities as the Board of Directors of the Company shall consider to be for the protection of the holders of the Debt Securities, and to make the occurrence, or the occurrence and continuance, of a default in any of the additional covenants, restrictions, conditions or provisions a default or an Event of Default under the Indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, the supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon the default, may limit the remedies available to the Trustee upon the default, or may limit the right of holders of a majority in aggregate principal amount of any or all series of Debt Securities to waive the default);

         (c) To cure any ambiguity or omission or to correct or supplement any provision contained in the Indenture, in any supplemental indenture or in any Debt Securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under the Indenture, in each case as shall not adversely affect the interests of any holders of Debt Securities of any series in any material respect;

         (d) To modify or amend the Indenture in such a manner as to permit the qualification of the Indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

         (e) To add guarantees with respect to any or all of the Debt Securities or to secure any or all of the Debt Securities;

         (f) To make any change that does not adversely affect the rights of any holder;

         (g) To add to, change or eliminate any of the provisions of the Indenture with respect to one or more series of Debt Securities, so long as any such addition, change or elimination not otherwise permitted under the Indenture shall (1) neither apply to any Debt Security of any series created prior to the execution of the supplemental indenture and entitled to the benefit of the provision nor modify the rights of the holders of any Debt Security with respect to the provision, or (2) become effective only when there is no such Debt Security outstanding;

         (h) To evidence and provide for the acceptance of appointment by a successor or separate Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the Indenture by more than one Trustee;

         (i) To establish  the form or terms of Debt  Securities  of any series;
and

         (j) To provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities (provided that the uncertificated Debt Securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code or in a manner such that the uncertificated Debt Securities are described in Section 163(f)(2)(B) of such code).

         Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, rate of interest on or any premium payable upon the redemption of any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof, (d) change the place of payment where, or the coin or currency in which, any Debt Security or any premium or interest thereon is payable, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security after the stated maturity, redemption date or repayment date, (f) reduce the percentage in principal amount of outstanding
Debt Securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (g) modify any of the provisions set forth in this paragraph except to increase any such percentage or to provide that certain other provisions of the Indenture may not be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby.

         The holders of a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of the holders of all the Debt
Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series and any coupons appertaining thereto, waive any past default under the Indenture with respect to Debt Securities of that series, except a default (a) in the payment of principal of or any premium or interest on any Debt Security of such series or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of each holder of outstanding Debt Securities of the affected series.

         The Indenture provides that in determining whether the holders of the requisite principal amount of the outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities (a) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, (b) the principal amount of a Debt Security denominated in other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the date of original issuance of such Debt Security of the amount determined as provided in (a) above of such Debt Security) and (c) Debt Securities owned by the Company or any Subsidiary of the Company shall be disregarded and deemed not to be Outstanding.

Consolidation, Merger and Sale of Assets

         The Company may not consolidate with or merge with or into any person, or convey, transfer or lease all or substantially all of its assets, or permit any person to consolidate with or merge into the Company, unless the following conditions have been satisfied:

         (a) Either (1) the Company shall be the continuing person in the case of a merger or (2) the resulting, surviving or transferee person, if other than the Company (the "Successor Company"), shall be a corporation organized and existing under the laws of the United States, any State or the District of Columbia and shall expressly assume all the obligations of the Company under the Debt Securities and the Indenture;

         (b) Immediately after giving effect to the transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Company as a result of the transaction as having been incurred by the Successor Company or the Subsidiary at the time of the transaction), no default, Event of Default or event that, after notice or lapse of time, would become an Event of Default under the Indenture would occur or be continuing; and

         (c) The Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, transfer or lease complies with the Indenture.

         Upon any consolidation by the Company with, or merger by the Company into, any other person or any conveyance, transfer or lease of the properties and assets of the Company as an entirety or substantially as an entirety as described in the preceding paragraph, the Successor Company resulting from such consolidation or into which the Company is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants under the Indenture and all outstanding Debt Securities.

Notices

         Except as otherwise provided in the Indenture, notices to holders of Debt Securities will be given by mail to the addresses of such holders as they appear in the Debt Security Register.

Title

         Prior to due presentment of a Debt Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name such Debt Security is registered as the owner of such Debt Security for the purpose of receiving payment of principal of and any premium and any interest (other than defaulted interest or as otherwise provided in the applicable Prospectus Supplement) on such Debt Security and for all other purposes whatsoever, whether or not such Debt Security be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

Replacement of Debt Securities

         Any mutilated Debt Security will be replaced by the Company at the expense of the Holder upon surrender of such Debt Security to the Trustee. Debt Securities that become destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Debt Security or evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee. In the case of a destroyed, lost or stolen Debt Security, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the holder of such Debt Security before a replacement Debt Security will be issued.

Governing Law

         The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

         The Company may appoint a separate Trustee for any series of Debt Securities. As used herein in the description of a series of Debt Securities, the term "Trustee" refers to the Trustee appointed with respect to the series of Debt Securities.

         The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Debt Securities of any series for which the Trustee serves as trustee, the Trustee must eliminate such conflict or resign.

         The Trustee or its affiliate may provide certain banking and financial services to the Company in the ordinary course of business.

                          DESCRIPTION OF CAPITAL STOCK

         The statements set forth under this heading with respect to AOL's Restated Certificate of Incorporation (the "AOL Charter"), AOL's Restated By-laws (the "AOL By-laws") and the Delaware General Corporation Law (the "DGCL"), are brief summaries thereof and do not purport to be complete. Such statements are subject to the detailed provisions of the AOL Charter, the AOL By-laws and the DGCL.

         The authorized capital stock of the Company consists of 600,000,000 shares of Common Stock, $.01 par value ("Common Stock"), and 5,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock"). As of June 5, 1998, there were 218,903,661 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.. In May 1998, the Board of Directors designated 500,000 shares of the Company's Preferred Stock as Series A-1 Junior Participating Preferred Stock in connection with the establishment of a new shareholder rights plan. See "--New Shareholder Rights Plan."

Common Stock

         Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Stockholders casting a plurality of votes of the stockholders entitled to vote in an election of directors may elect those directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of Preferred Stock that may be issued at such future time or times. Upon the liquidation, dissolution or winding up of the Company the holders of Common Stock are entitled to receive ratably, according to the number of shares of Common Stock held by them, the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of Preferred Stock that may be issued at such time. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

Preferred Stock

         The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of the Company's authorized class of undesignated Preferred Stock, in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

         The stockholders of the Company have granted the Board of Directors authority to issue Preferred Stock and to determine its rights and preferences to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of Common Stock will be subject to the rights of holders of any Preferred Stock issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

Terms

The specific terms of any Preferred Stock being offered (the "Offered Preferred Stock") will be described in the Prospectus Supplement relating to such Offered Preferred Stock. The preceding summaries of certain provisions of the Preferred Stock are subject to, and are qualified in their entirety by reference to, the Certificate of Incorporation and the Certificate of Designation relating to the particular class or series of Preferred Stock. Reference is made to the Prospectus Supplement relating to the Offered Preferred Stock offered thereby for specific terms, including:

         (a)  The designation of such Preferred Stock.

         (b) The number of shares of such Preferred Stock offered, the liquidation preference per share and the initial offering price of such Preferred Stock.

         (c) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock.

         (d) The date from which dividends on such Preferred Stock shall accumulate, if applicable.

         (e) The procedures for any auction and remarketing, if any, of such Preferred Stock.

         (f) The provision of a sinking fund, if any, for such Preferred Stock.

         (g) The provision for  redemption,  if  applicable,  of such  Preferred
Stock.

         (h) Any listing of such Preferred Stock on any securities exchange.

         (i) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into or exchangeable for Common Stock, and whether at the option of the holder thereof or the Company.

         (j) Whether such Preferred Stock will rank senior or junior to or on a parity with any other class or series of Preferred Stock.

         (k) The voting rights, if any, of such Preferred Stock.

         (l) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

         (m) A discussion of Federal income tax considerations applicable to such Preferred Stock.

Warrant

         In connection with an agreement with one of the Company's communications providers, the Company has issued an outstanding warrant, exercisable through March 31, 1999, subject to certain performance standards specified in the agreement, to purchase 7,200,000 shares of Common Stock at a price of approximately $1.95 per share.

Charter Provisions

         The Company's Restated Certificate of Incorporation and Restated By-Laws provide for a classified Board of Directors. The Board of Directors currently consists of eight members, classified into three classes. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

         The Company's Restated Certificate of Incorporation includes provisions eliminating the personal liability of the Company's directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Delaware law. The Company's Restated Certificate of Incorporation and Restated By-Laws include provisions indemnifying the Company's directors and officers to the fullest extent permitted by Delaware law, including under circumstances in which indemnification is otherwise discretionary, and permitting the Board of Directors to grant indemnification to employees and agents to the fullest extent permitted by Delaware law.

         The Company's Restated By-Laws require that nominations for the Board of Directors made by the stockholder and proposals by stockholders seeking to have any business conducted at a stockholders' meeting comply with particular notice procedures. A notice by a stockholder of a planned nomination or of proposed business must generally be given not later than 60 days nor earlier than 90 days prior to the date of the meeting. A stockholder's notice of nomination must include particular information about the stockholder, the nominee and any beneficial owner on whose behalf the nomination is made, and a notice from a stockholder proposing business to be brought before the meeting must describe such business and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other stockholder known to be supporting the proposal.

         In addition, the Restated Certificate of Incorporation contains a "fair price" provision (the "Fair Price Provision") providing that certain "Business Combinations" with any "Interested Stockholder" (as each term is defined in the Fair Price Provision) may not be consummated without an 80% stockholder vote, unless either approved by at least a majority of the Disinterested Directors (as defined in the Fair Price Provision) or certain minimum price and procedural requirements are met. An "Interested Stockholder" is defined to include any individual or entity who is, or is an affiliate and during the prior two years was, the beneficial owner of more than 15% of the voting stock of the Company. A "Business Combination" includes, among other things, (i) a merger or consolidation, (ii) the sale or other disposition of 10% or more of the Company's assets, (iii) the issuance of stock having a value in excess of 10% of the fair market value of the Company's Common Stock, (iv) any reclassification or recapitalization which increase the proportionate share holdings of an Interested Stockholder and (v) the adoption of a plan of liquidation or dissolution proposed by or on behalf of an Interested Stockholder. A significant purpose of the Fair Price Provision is to deter a purchaser from using two-tiered pricing and similar unfair or discriminatory tactics in an attempt to acquire the Company. The affirmative vote of the holders of 80% of the voting power of the Company is required to amend or repeal the Fair Price Provision or adopt any provision inconsistent with it.

         The Company's Restated Certificate of Incorporation and Restated By-Laws provide that any action required or permitted to be taken by the stockholders of the Company shall be taken only at a duly called annual or special meeting of the stockholders, or by the unanimous written consent of all stockholders entitled to vote. Special meetings may be called only by the Board of Directors or the Chief Executive Officer of the Company. In addition, the Restated Certificate of Incorporation provides that the Board of Directors may, from time to time, fix the number of directors constituting the Board of Directors, and only the directors are permitted to fill vacancies on the Board of Directors.

         The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The affirmative vote of the holders of at least 80% of the outstanding voting stock of the Company is required to amend or repeal certain provisions of the Company's Restated Certificate of Incorporation, and to reduce the number of authorized shares of Common Stock and Preferred Stock. Such 80% vote is also required for stockholders to amend or repeal the Company's Restated By-Laws.

         The provisions of the Restated Certificate of Incorporation and Restated By-Laws discussed above could make more difficult or discourage a proxy contest or the acquisition of control by substantial block of the Company's stock or the removal of any incumbent member of the Board of Directors. Such provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders.

New Shareholder Rights Plan

         The Company adopted a new shareholder rights plan on May 12, 1998 (the "New Plan"). The New Plan was implemented by declaring a dividend, distributable to shareholders of record on June 1, 1998, of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. All rights granted under the Company's former shareholder rights plan were redeemed in conjunction with the implementation of the New Plan. Each Right under the New Plan will initially entitle registered holders of the Common Stock to purchase one one-thousandth of a share of the Company's new Series A-1 Junior Participating Preferred Stock ("Series A-1 Preferred Stock") at a purchase price of $900 per one one-thousandth of a share of Series A-1 Preferred Stock, subject to adjustment. The Rights will be exercisable only if a person or group (i) acquires 15% or more of the Common Stock or (ii) announces a tender offer that would result in that person or group acquiring 15% or more of the Common Stock. Once exercisable, and in some circumstances if certain additional conditions are met, the New Plan allows shareholders (other than the acquiror) to purchase Common Stock or securities of the acquiror having a then-current market value of two times the exercise price of the Right. The Rights are redeemable for $.001 per Right (subject to adjustment) at the option of the Board of Directors. Until a Right is exercised, the holder of the Right, as such, has no rights as a shareholder of the Company. The Rights will expire on May 12, 2008 unless redeemed by the Company prior to that date.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company at $.001 per Right prior to the earlier of (i) the time prior to such time as any person has become an Acquiring Person (as defined in the Rights Agreement), or (ii) May 12, 2008.

         The New Plan and the Rights will replace the rights issued pursuant to a shareholder rights plan adopted by the Company in fiscal 1993. The Board of Directors has approved and the termination of such plan the redemption of the rights under the former plan effective as of June 1, 1998, as permitted under the terms of the former plan. The former rights plan provided the registered holders of Common Stock the right, in certain limited circumstances involving a potential business combination or change of control transaction of the Company, to acquire additional shares of Common Stock at a reduced price.

Change of Control

         Section 203 of the DGCL prohibits generally a public Delaware corporation, including AOL, from engaging in a Business Combination (as defined below) with an Interested Stockholder (as defined below) for a period of three years after the date of the transaction in which an Interested Stockholder became such, unless: (i) the board of directors of such corporation approved, prior to the date such Interested Stockholder became such, either such Business Combination or such transaction; (ii) upon consummation of such transaction, such Interested Stockholder owns at least 85% of the voting shares of such corporation (excluding specified shares); or (iii) such Business Combination is approved by the board of directors of such corporation and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting shares of such corporation (excluding shares held by such Interested Stockholder). A "Business Combination" includes
(i) mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an Interested Stockholder, (ii) certain transactions resulting in the issuance or transfer to an Interested Stockholder of any stock of such corporation or its subsidiaries and (iii) certain other transactions resulting in a financial benefit to an Interested Stockholder. An "Interested Stockholder" is a person who owns (or, if such person is an affiliate or associate of the corporation, within a three-year period did own) 15% or more of a corporation's stock entitled to vote generally in the election of directors and, the affiliates and associates of such person.

                              PLAN OF DISTRIBUTION

         The Company may sell the Securities: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the Securities being offered (the "Offered Securities") will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Securities and net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

         If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the Offered Securities if any are purchased.

         If dealers are utilized in the sale of Offered Securities in respect of which this Prospectus is delivered, and if so specified in the applicable
Prospectus Supplement, the Company will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable Prospectus Supplement.

         The Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement.

                  Underwriters,   dealers  and  agents  may  be  entitled  under
agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, the Company in the ordinary course of business.

                                  LEGAL MATTERS

         The validity of the Securities offered hereby is being passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. An attorney at Mintz Levin, who is vice chairman of the Company in an honorary capacity, owns an aggregate of 200 shares of Common Stock and options to purchase 344,000 shares of Common Stock.

                                     EXPERTS

         The consolidated financial statements of America Online, Inc. appearing in its Annual Report (Form 10-K) for the year ended June 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of Interactive Services Division of CompuServe Corporation at April 30, 1997 and for the year then ended appearing in America Online, Inc.'s Current Report on Form 8-K/A dated January 31, 1998 and filed April 17, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following sets forth the expenses in connection with the issuance and distribution of the Securities being registered, other than underwriting discounts and commissions. All such expenses shall be borne by the Company. All amounts set forth below are estimates, other than the SEC registration fee.

         SEC Registration Fee                        $295,000
         Legal Fees and Expenses                       45,000
         Accounting Fees and Expenses                  20,000
         Trustee Fees                                  10,000
         Rating Agency Fees                           100,000
         Miscellaneous                                 10,000
                                                       ------
         TOTAL                                       $480,000

Item 15.  Indemnification of Officers and Directors

         Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if the indemnified party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the indemnified party did not have reasonable cause to believe his conduct was unlawful.

         Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

         Section 145(g) of the Delaware Corporation law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

         Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Statute"), Article Ninth of the Registrant's Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that:

                  To the fullest extent permitted by the Delaware General Corporation Law as the same now exists or may hereafter be amended, the Corporation shall indemnify, and advance expenses to, its directors and officers and any person who is or was serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation, by action of its board of directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the board of directors in its sole and absolute discretion.

                  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Ninth shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  The Corporation  shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article Ninth.

                  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Ninth shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such officer or director. The indemnification and advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the board of directors, pursuant to the last sentence of Paragraph 1 of this Article Ninth, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person, after the time such person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the board of directors in its sole discretion.

         In  addition,   Article  Five  of  the  Registrant's  Restated  By-Laws
(Incorporated by reference herein) provides that:

                  Right to  Indemnification.  Each  person  who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in the section "Right of Indemnitees to Bring Suit" of this Article with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

                  Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article shall include the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. The rights to indemnification and to the advancement of expenses conferred in this section and the section "Right to Indemnification" of this Article shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. Any repeal or modification of any of the provisions of this Article shall not adversely affect any right or protection of an Indemnitee existing at the time of such repeal or modification.

                  Right of Indemnitees to Bring Suit. If a claim under the sections "Right to Indemnification" and "Right to Advancement of Expenses" of this Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

                  Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation as amended from time to time, these By-Laws, any agreement, any vote of stockholders or disinterested directors or otherwise.

                  Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

                  Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

         The directors and officers of the Registrant are covered by a policy of liability insurance.

Item 16.   Exhibits.

Exhibit    Description
No.

1.1   --   Form of Underwriting Agreement (to be filed by amendment)
2.1   --   Agreement and Plan of Reorganization  dated as of May 11, 1994, as amended,  among the Registrant,  RCC
           Acquisition  Corporation  and RCC  Communications  Corporation  (Filed  as Annex A to the  Registrant's
           Registration  Statement on Form S-4, Registration No. 33-82030, and incorporated herein by reference.)
2.2   --   Agreement  and Plan of  Reorganization  dated  as of  November  8,  1994,  among  the  Registrant,  BLT
           Acquisition  Corporation,  CMG Information  Services,  Inc. and Booklink  Technologies,  Inc. (Filed as
           Exhibit 1 to the  Registrant's  Report on Form 8-K,  filed January 9, 1995 and  incorporated  herein by reference.)
2.3   --   Asset  Purchase  Agreement  by and  between  the  Registrant  and  Advanced  Network &  Services,  Inc.
           dated as of  November  25,  1994  (Filed as  Exhibit 1 to the  Registrant's  Report on Form 8-K,  filed
           February 28, 1995 and incorporated herein by reference.)
2.4   --   Agreement  and  Plan  of  Merger  dated  as  of  December  20,  1995,  among  the  Registrant,  Santa's
           Acquisition  Corp.  and  Johnson-Grace  Company  and  its  Principal  Shareholders  (Filed  as  Exhibit
           2.1 to the  Registrant's  Report  on Form 8-K,  filed  February  14,  1996 and  incorporated  herein by reference.)
2.5   --   Stock Purchase Agreement,  dated as of August 5, 1996, among the Registrant,  The ImagiNation  Network,
           Inc.  and AT&T Corp.  (Filed as  Exhibit 10 to the  Registrant's  Report on Form 8-K,  filed  August 5,
           1996, and incorporated herein by reference.)
2.6   --   Purchase and Sale  Agreement  dated as of  September 7, 1997 by and among  America  Online,  Inc.,  ANS
           Communications,  Inc. and WorldCom,  Inc.  (Filed as Exhibit 2 to the Company's  Current Report on Form
           8-K, dated September 19, 1997, and incorporated herein by reference.)
2.7   --   Agreement  of  Purchase  and Sale  dated as of June 5,  1998 by and among  America  Online,  Inc.,  AOL
           Acquisition  Corp.,  R.G.A.O.   Holdings  Ltd.,  and  Mirabilis  Ltd  and  the  Principal  Stockholders
           (Confidential  treatment has been requested with respect to certain  portions of the Agreement)  (Filed as Exhibit 2 to the  Registrant's  Report on Form 8-K,  dated June 5, 1998 and  incorporated  herein by reference.)
4.1   --   Amendment  of  Section  A  of  Article  4  of  the  Restated
           Certificate of Incorporation  of America Online,  Inc. (Filed as
           Exhibit 4.1 to the Registrant's  Registration  Statement on Form
           S-3, Registration No.
           333-46633 and incorporated herein by reference.)
4.2   --   Section B of Article 4, Article 6 and Article 8 of the Restated  Certificate  of  Incorporation  of the
           Registrant  (Filed as part of Exhibit 3.1 to the  Registrant's  Annual Report on Form 10-K for the year ended June 30, 1997, and incorporated herein by reference.)
4.3   --   Rights  Agreement  dated as of May 12, 1998,  between America  Online,  Inc. and  BankBoston,  N.A., as
           Rights Agent (Filed as Exhibit 4.1 to the  Registrant's  Quarterly  Report on Form 10-Q for the quarter ended March 31, 1998 and incorporated herein by reference.)
4.4   --   Form of Indenture between the Registrant and one or more commercial banks to be named, as trustee
4.5   --   Form of Debt Security (to be filed by amendment)
5.1   --   Opinion of Mintz,  Levin,  Cohn,  Ferris,  Glovsky and Popeo, P.C., with respect to the legality of the securities being registered (to be filed by amendment)
12.1  --   Computation of Ratio of Earnings to Fixed Charges
23.1  --   Consents of Ernst & Young LLP
23.2  --   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)
24.1  --   Powers of Attorney
25.1  --   Form T-1,  Statement of Eligibility and Qualification  under the Trust Indenture Act of 1939 of Trustee
           (to be filed by amendment)

Item 17.  Undertakings.

         A.  Rule 415 Offering

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. Filings Incorporating Subsequent Exchange Act Documents by Reference

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of Exchange Act, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Request for Acceleration of Effective Date Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         D.       Rule 430A Undertaking

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         E. Qualification of Trust Indentures Under the Trust Indenture Act of 1939

         The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Securities Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Loudoun, Commonwealth of Virginia on June 18, 1998.

                                      AMERICA ONLINE, INC.

                                  By: /S/LENNERT J. LEADER
                                      Lennert J. Leader
                                      Senior Vice President and Chief
                                      Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                Title                                                 Date

      *                   Chairman  of  the  Board  and  Chief   Executive      June 18, 1998
Stephen M. Case           Officer (principal executive officer)

      *                   President, Chief Operating Officer and Director       June 18, 1998
Robert W. Pittman

                          Senior  Vice   President  and  Chief   Financial      June 18, 1998
/S/LENNERT J. LEADER      Officer  (principal   financial  and  accounting
Lennert J. Leader         officer)

      *                   Director                                              June 18, 1998

Daniel F. Akerson

      *                   Director                                              June 18, 1998

Frank J. Caufield

      *                   Director                                              June 18, 1998

Robert J. Frankenberg

      *                   Director                                              June 18, 1998

Alexander M. Haig, Jr.

      *                   Director                                              June 18, 1998

William N. Melton

      *                   Director                                              June 18, 1998

Thomas Middelhoff


*By: /S/LENNERT J. LEADER
Lennert J. Leader, Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit     Description
No.

4.4   --    Form of  Indenture  between  the  Registrant  and one or more commercial  banks to be named,  as
            trustee
12.1  --    Computation of Ratio of Earnings to Fixed Charges
23.1  --    Consents of Ernst & Young LLP
24.1  --    Powers of Attorney